Exhibit 3.1

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"AUSTIN BIDCO INC.", A DELAWARE CORPORATION,

WITH AND INTO "VIRTUSA CORPORATION" UNDER THE NAME OF "VIRTUSA CORPORATION", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE ON THE ELEVENTH DAY OF FEBRUARY, A.D. 2021, AT 8:11 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

3198424 8100M
SR# 20210413332

Authentication: 202489254
Date: 02-11-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 08:11 AM 02/11/2021 FILED 08:11 AM 02/11/2021 SR 20210413332 - FileNumber 3198424 CERTIFICATE OF MERGER OF AUSTIN BIDCO INC. WITH AND INTO VIRTUSA CORPORATION February 11, 2021 Pursuant to Section 251 of the General Corporation Law of the State of Delaware The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows: 1. The name and state of incorporation of each of the constituent corporations (the "Constituent Corporations") to the merger are as follows: Name Austin Bidco Inc. Virtusa Corporation State of Incorporation Delaware Delaware 2. An Agreement and Plan of Merger (the "Merger Agreement') has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware. 3. The name of the surviving corporation of the merger (the "Surviving Corporation") is Virtusa Corporation, a Delaware corporation. 4. As of the effective time of the merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto. 5. The merger shall be effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware. 6. An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation, the address of which is 132 Turnpike Road, Suite 300, Southborough, MA 01772. 7. An executed copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

IN WITNESS WHEREOF, Virtusa Corporation has caused this Certificate of Merger to be executed by its duly authorized officer as ofthe date first above written. VI. RTU·C·.· ·S.~.RAP. .·0.~ ·T··ION By. J Name: ~s Canekertrtne Title: ChiefExecutive Officer

Exhibit A (See attached.)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VIRTUSA CORPORATION ARTICLE I The name of the corporation (hereinafter called the "Corporation") is Virtusa Corporation. ARTICLE II The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company. ARTICLE III The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL"). ARTICLEN The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of$0.01 per share. ARTICLE V The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

ARTICLE VI In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. ARTICLE VII Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot. ARTICLE VIII 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended. 2. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ( a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees),judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The

Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors. 3. The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. 4. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. 5. Neither any amendment or repeal of any Section of this ARTICLE VIII, nor the adoption of any provision of this Certificate inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this AR TI CLE VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.